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                                                                    EXHIBIT 99.2

            DOBSON COMMUNICATIONS COMMENCES TENDER OFFER FOR $160
               MILLION OF ITS OUTSTANDING 11 3/4% SENIOR NOTES

      OKLAHOMA CITY, Ok., December 14, 1999 -- Dobson Communications Corporation announced today that it has commenced a tender offer and consent solicitation for any and all of its outstanding $160 million 11 4/4% Senior Notes due 2007 (the "Notes").

      The tender offer and consent solicitation are subject to the terms and conditions in the Offer to Purchase and Consent Solicitation Statement dated December 14, 1999. The tender offer will expire at 12:00 midnight, New York City time, on Wednesday, January 12, 2000, unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, December 28, 1999, unless extended (as so extended, the "Consent Solicitation Expiration Date").

      The total consideration offered in the tender offer and the consent solicitation will be determined based on the yield to the earliest redemption date using a fixed spread of 62.5 basis point over the bid side yield on the 6-5/8% U.S. Treasure Note due April 30, 2002, plus accrued and unpaid interest, and will be calculated on the second business day immediately preceding the expiration date of the offer.

      Dobson Communications is also seeking consents from the registered holders of the Notes to certain proposed amendments to the indenture relating to the Notes. The amendments will eliminate substantially all restrictive relating to the Notes. Holders will be required to tender their Notes in order to consent to the proposed amendments, and holders will be required to consent to the proposed amendments in order to tender. Holders who deliver consents on or prior to the Consent Solicitation Expiration Date will receive a consent payment of $30 per $1,000 principal amount of Notes. The total consideration for timely tender and consent includes the $30 consent payment. Holders who tender their Notes after the Consent Solicitation Expiration
Date will receive the total consideration minus the consent payment.

      Payment for tendered Notes and consents will occur promptly after the expiration date of the offer.

      Dobson Communications is a leading provided of rural and suburban cellular telephone services.

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      Lehman Brothers Inc. is the Dealer Manager for the tender offer and the consent solicitation.  Lehman Brothers can be reached at (212) 528-7581 or
(800) 438-3242. Requests for assistance or additional sets of the tender offer and consent solicitation materials may be direct to MacKenzie Partners, Inc. at (212) 929-5500 or (800) 322-2885.

      This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to, the Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 14, 1999.

      Certain statements contained in this release are forward looking and involve risks and uncertainties. Those risks and uncertainties include, but are note limited to, the effect of general economic conditions, impact of competitive products and pricing, general product demand, industrial production and the other factors disclosed in Dobson Communications' filings with the Securities and Exchange Commission.